                                                                       AGREEMENT

                                                        DATED 31st October, 1995

                                                                  US$210,000,000

                                                                 CREDIT FACILITY

                                                                             FOR

                                                            LG SEMICON CO., LTD.
                                                                     as Borrower

                                                                     ARRANGED BY

                                                                   CHO HUNG BANK
                                                                DKB ASIA LIMITED
                                                      THE KOREA DEVELOPMENT BANK
                                                   SOCIETE GENERALE ASIA LIMITED
                                                                    as Arrangers

                                                                            WITH

                                                    CHO HUNG BANK, LONDON BRANCH
                                                                        as Agent

                                                                   -------------
                                                                   ALLEN & OVERY
                                                                   -------------
                                                                       Hong Kong

                                                                           INDEX


CLAUSE                                                  PAGE
 1.  Interpretation                                        1
 2.  The Composite Facility                                7
 3.  Purpose                                               8
 4.  Conditions Precedent                                  8
 5.  Drawdown                                              8
 6.  Repayment                                            10
 7.  Prepayment and Cancellation                          10
 8.  Interest Periods                                     11
 9.  Interest                                             12
10.  Payments                                             13
11.  Taxes                                                15
12.  Market Disruption                                    15
13.  Increased Costs                                      17
14.  Illegality                                           18
15.  Representations and Warranties                       18
16.  Undertakings                                         22
17.  Default                                              26
18.  The Agent, the Arrangers and the Co-Arrangers        30
19.  Fees                                                 34
20.  Expenses                                             35
21.  Stamp Duties                                         35
22.  Indemnities                                          36
23.  Evidence and Calculations                            37
24.  Amendments and Waivers                               37
25.  Changes to the Parties                               38
26.  Funding                                              40
27.  Disclosure of Information                            43
28.  Set-off                                              43
29.  Pro Rata Sharing                                     43
30.  Severability                                         45
31.  Counterparts                                         45
32.  Notices                                              45
33.  Waiver of Immunity                                   46
34.  Jurisdiction                                         46
35.  Language                                             47
36.  Governing Law                                        48

Schedule 1 - Banks and Commitments                        49
Part 1 - Tranche A                                        49
Part 2 - Tranche B                                        49
Schedule 2 - Conditions Precedent Documents               50
Schedule 3 - Form of Request                              52


Schedule 4 - Form of Novation Certificate                  53
Signatories                                                54

THIS AGREEMENT is dated 31st October, 1995 between:-

(1) LG SEMICON CO., LTD. a limited liability company (chusik hoesa) incorporated under the laws of the Republic of Korea, having its head office at LG Youngdong Building, 891, Daechi-dong, Kangnam-gu, Seoul, 135-280, Korea as borrower (the "BORROWER");

(2) CHO HUNG BANK, DKB ASIA LIMITED, THE KOREA DEVELOPMENT BANK and SOCIETE GENERALE ASIA LIMITED as arrangers (in this capacity the "ARRANGERS" and each an "ARRANGER");

(3) ABN AMRO BANK, N.V., SEOUL BRANCH, BAYERISCHE LANDESBANK GIROZENTRALE, TOKYO BRANCH, DRESDNER BANK AG HONG KONG BRANCH, IBJ ASIA LIMITED, THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED, HONG KONG BRANCH, THE SUMITOMO TRUST & BANKING CO., LTD., HONG KONG BRANCH, UNION BANK OF SWITZERLAND and WESTLB ASIA PACIFIC LIMITED as co-arrangers (in this capacity the "CO-ARRANGERS" and each a "CO-ARRANGER");

(4) THE FINANCIAL INSTITUTIONS listed in Part 1 of Schedule 1 as tranche A banks (the "TRANCHE A BANKS" and each a "TRANCHE A BANK");

(5)  CHO HUNG BANK, LONDON BRANCH as a tranche B bank (a "TRANCHE B BANK"); and

(6)  CHO HUNG BANK, LONDON BRANCH as agent (in this capacity the "AGENT").

IT IS AGREED as follows:-

1.   INTERPRETATION

1.1  DEFINITIONS

          In this Agreement:-

     "AFFILIATE"

     means a subsidiary or a holding company (each as defined in Section 736 of the Companies Act 1985) of a Bank or any other subsidiary of that holding company.

     "AGENT'S FEE LETTER"

     means the letter dated the Agreement Date between the Agent and the Borrower setting out the amount of the Agent's fee referred to in Clause
     19.3 (Agent's fee).

     "AGREEMENT DATE"

     means the date of this Agreement.

     "BANK"

     means a Tranche A Bank or a Tranche B Bank.

     "BUSINESS DAY"

     means a day (other than a Saturday or a Sunday) on which banks are open for business in Hong Kong, London, New York, Seoul and Tokyo.

     "COMMITMENT"

     means, in relation to any Bank, its Tranche A Commitment and/or its Tranche B Commitment (as the case may be).

     "COMMITMENT PERIOD"

     means, in respect of Tranche A and Tranche B, the period from the Agreement Date to the Term Date (both dates inclusive).

     "DEFAULT"

     means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

     "DRAWDOWN DATE"

     means the date of the advance of a Loan.

     "EVENT OF DEFAULT"

     means an event specified as such in Clause 17.1 (Events of Default).

     "FACILITY OFFICE"

     means the office(s) notified by a Bank to the Agent:-

     (a) on or before the date it becomes a Bank; or

     (b) by not less than 5 Business Days' notice,

     as the office(s) through which it will perform all or any of its obligations under this Agreement.

     "FINANCE DOCUMENT"

     means this Agreement, the Agent's Fee Letter, the Front-end Fee Letter, each Novation Certificate or any other document designated as such by the Agent and the Borrower.

     "FINANCE PARTY"

     means an Arranger, a Co-Arranger, a Bank or the Agent.

     "FINANCIAL INDEBTEDNESS"
     means any indebtedness in respect of:-

     (a) moneys borrowed and debit balances at banks; or

     (b) any debenture, bond, note, loan stock or other security; or

     (c) any acceptance credit; or

     (d) receivables sold or discounted (otherwise than on a non-recourse basis); or

     (e) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset; or

     (f) leases entered into primarily as a method of raising finance or financing the acquisition of the asset leased; or

     (g) currency swap or interest swap, cap or collar arrangements; or

     (h) amounts raised under any other transaction having the commercial effect of a borrowing or raising of money; or

     (i) any guarantee, indemnity or similar assurance against financial loss of any person,

     but no particular indebtedness shall be taken into account more than once.

     "FRONT-END FEE LETTER"

     means the letter dated the Agreement Date between the Agent and the Borrower setting out the amount of the front-end fee referred to in Clause
     19.1 (Front-end fee).

     "FUNDING ENTITY"

     has the meaning given to it in Clause 26 (Funding).

     "INFORMATION MEMORANDUM"

     means the Information Memorandum and prepared from information provided by the Borrower in connection with this Agreement.

     "INTEREST PERIOD"

     means each period determined in accordance with Clause 8 (Interest
     Periods).

     "KOREA"

     means the Republic of Korea.

     "LIBOR"
     means:-

     (a) the rate per annum of the offered quotations in US Dollars for a period comparable to the required period and which appears on the display designated as Telerate Page 3750 of the Dow Jones Telerate Monitor Service (or any equivalent successor of that page) at or about 11:00 a.m. (London time) two days, during which banks are open for dealing in interbank deposits in US Dollars in London, before the first day of the relevant required period; or

     (b) if the Agent determines that at or about 11:00 a.m. (London time), two days, during which banks are open for dealing in interbank deposits in US Dollars in London, before the first day of the relevant required period no such rate appears on Telerate Page 3750 of the Dow Jones Telerate Monitor Service, the relevant page is not on display or the Dow Jones Telerate Monitor Service is not operating, the arithmetic mean (rounded upwards, if necessary, to the nearest one sixteenth of one per cent. (1/16%)) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to be the respective rates at which they are offering US Dollar deposits to leading banks in the London Interbank Market at or about 11:00 a.m. (London time) two days, during which banks are open for dealing in interbank deposits in US Dollars in London, before the first day of the relevant required period for a period comparable to the required period.

     For the purposes of this definition, "required period" means, in relation to a Loan, each Interest Period or, in relation to any unpaid sum, the period in respect of which LIBOR falls to be determined with respect to such unpaid sum.

     "LOAN"

     means, subject to Clause 8 (Interest Periods), the principal amount of each borrowing by the Borrower under this Agreement or the principal amount outstanding of that borrowing.

     "MAJORITY BANKS"

     means, at any time, Banks:-

     (a) whose participations in the Loans then outstanding aggregate more than 66-2/3 per cent. of all the Loans then outstanding; or

     (b) if there are no Loans then outstanding, whose Commitments then aggregate more than 66-2/3 per cent. of the Total Commitments; or

     (c) if there are no Loans then outstanding and the Total Commitments have been reduced to nil, whose Commitments aggregated more than 66-2/3 per cent. of the Total Commitments immediately before the reduction.

     "MARGIN"

     means 0.40 per cent. per annum.

     "NOVATION CERTIFICATE"
     has the meaning given to it in Clause 25.3 (Procedure for novations).

     "ORIGINAL ACCOUNTS"

     means the audited accounts of the Borrower for the year ended 31st December, 1994 in accordance with Korean generally acceptable accounting principles.

     "PARTY"

     means a party to this Agreement.

     "REFERENCE BANKS"

     means, subject to Clause 25.4 (Reference Banks), the principal London offices of Cho Hung Bank, The Dai-Ichi Kangyo Bank, The Korea Development Bank and Societe Generale.

     "REPAYMENT DATE"

     means, in relation to the Loans comprising each Tranche, the date falling 5 years from the first Drawdown Date for the relevant Tranche.

     "REQUEST"

     means a request made by the Borrower for a Loan, substantially in the form of Schedule 3.

     "SECURITY INTEREST"

     means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

     "TERM DATE"

     means the date falling 3 months from the Agreement Date.

     "TOTAL COMMITMENTS"

     means the aggregate for the time being of the Total Tranche A Commitments and Total Tranche B Commitments, being US$210,000,000 at the Agreement Date.

     "TOTAL TRANCHE A COMMITMENTS"

     means the aggregate for the time being of the Tranche A Commitments of all Tranche A Banks, being US$52,875,000 at the Agreement Date.

     "TOTAL TRANCHE B COMMITMENTS"

     means the aggregate for the time being of the Tranche B Commitments of the Tranche B Banks, being US$157,125,000 at the Agreement Date.

     "TRANCHE A"
     means the tranche made available by the Tranche A Banks pursuant to Clause
     2.1 (Facilities).

     "TRANCHE A COMMITMENT"

     means:-

     (a) in relation to a Tranche A Bank which is a Bank on the Agreement Date, the amount in US Dollars set opposite its name in Part 1 of Schedule 1;

     (b) in relation to a Bank which becomes a Tranche A Bank after the Agreement Date, the amount of Tranche A Commitment acquired by it under Clause 25 (Changes to the Parties),

     to the extent not cancelled, reduced or transferred under this Agreement.

     "TRANCHE A LOAN"

     means a Loan drawndown or to be drawndown under Tranche A.

     "TRANCHE B"

     means the tranche made available by the Tranche B Banks pursuant to Clause
     2.1 (Facilities).

     "TRANCHE B COMMITMENT"

     means:-

     (a) in relation to a Tranche B Bank on the Agreement Date, the amount in US Dollars set opposite its name in Part 2 of Schedule 1;

     (b) in relation to a Bank which becomes a Tranche B Bank after the Agreement Date, the amount of Tranche B Commitment acquired by it under Clause 25 (Changes to the Parties),

     to the extent not cancelled, reduced or transferred under this Agreement.

     "TRANCHE B LOAN"

     means a Loan drawndown or to be drawndown under Tranche B.

     "US DOLLAR", "US DOLLARS" or "US$"

     means the lawful currency for the time being of the United States of America.

1.2  CONSTRUCTION

(a)  In this Agreement, unless the contrary intention appears, a reference to:-

     (i) "ASSETS" includes properties, revenues and rights of every description;

          an "AUTHORISATION" includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration, permit, franchise, permission, direction, declaration and notarisation;

          a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

          a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

     (ii) a provision of law is a reference to that provision as amended or re-enacted;

     (iii) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

     (iv)  a person includes its successors, transferees and assigns;

     (v) a Finance Document or another document is a reference to that Finance Document or other document as amended, novated or supplemented; and

     (vi)  a time of day is a reference to London time.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.   THE COMPOSITE FACILITY

2.1  FACILITIES

          Subject to the terms of this Agreement:-

     (a) each Tranche A Bank agrees to participate during the Commitment Period in the making of Tranche A Loans up to an aggregate principal amount not exceeding its Tranche A Commitment; and

     (b) each Tranche B Bank agrees to participate during the Commitment Period in the making of Tranche B Loans up to an aggregate principal amount not exceeding its Tranche B Commitment.

     No Bank is obliged to lend more than its Commitment.

2.2  NATURE OF A FINANCE PARTY'S RIGHTS AND OBLIGATIONS

(a) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.   PURPOSE

          The Borrower shall apply each Loan towards financing the Borrower's acquisition of shares in the share capital of Zenith Electronics Corp., U.S.A. Without affecting the obligations of the Borrower in any way, no Finance Party is bound to monitor or verify the application of any Loan.

4.   CONDITIONS PRECEDENT

4.1  DOCUMENTARY CONDITIONS PRECEDENT

          The obligations of each Finance Party to the Borrower under this Agreement are subject to the condition precedent that the Agent has notified the Borrower and the Banks that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to the Agent.

4.2  FURTHER CONDITIONS PRECEDENT

          The obligation of each Bank to make any amount available under Clause
          5.5 (Advance of Loans) is subject to the further conditions precedent that:-

     (a)  on both the date of the Request and the relevant Drawdown Date:-

          (i) the representations and warranties in Clause 15 (Representations and Warranties) to be repeated on those dates are correct and will be correct immediately after the relevant Loan is made; and

          (ii) no Default is outstanding or might result from the making of the relevant Loan;

          and

     (b) the Agent has received all other documents, opinions, certificates, consents and assurances as it may reasonably request in connection with the relevant Loan.

5.   DRAWDOWN

5.1  COMMITMENT PERIOD

          The Borrower may borrow a Loan during the Commitment Period if the Agent receives, not later than 5 Business Days before the proposed Drawdown Date, a duly completed Request. The undrawn amount (if any) of the Total Commitments shall automatically be cancelled at close of business in London on the Term Date.

5.2  COMPLETION OF REQUESTS

          A Request will not be regarded as having been duly completed unless:-

     (a)  the Drawdown Date is a Business Day falling on or before the Term
          Date;

     (b) it specifies the amount of the Tranche A Loan and the amount of the Tranche B Loan to be drawndown. Subject to paragraphs (c) and (d) below, the principal amount of the Tranche A Loan so requested when expressed as a percentage of the Total Tranche A Commitments shall equal the principal amount of the Tranche B Loan so requested when expressed as a percentage of the Total Tranche B Commitments;

     (c) in relation to Tranche A, the principal amount of the Tranche A Loan is in a minimum of US$10,000,000 or the balance of the undrawn Total Tranche A Commitments;

     (d) in relation to Tranche B, the principal amount of the Tranche B Loan is a minimum of US$10,000,000 or the balance of the undrawn Total Tranche B Commitments; and

     (e)  the payment instructions comply with Clause 10 (Payments).

     The Borrower may not, subject to the other terms of this Agreement, deliver more than one Request on any one day. A Request, once made, is irrevocable.

5.3  AMOUNT OF EACH BANK'S PARTICIPATION IN EACH LOAN

(a) The amount of a Tranche A Bank's participation in each Tranche A Loan will be the proportion of that Tranche A Loan which its Tranche A Commitment bears to the Total Tranche A Commitments on the proposed Drawdown Date.

(b) The amount of a Tranche B Bank's participation in each Tranche B Loan will be the proportion of that Tranche B Loan which its Tranche B Commitment bears to the Total Tranche B Commitments on the proposed Drawdown Date.

5.4  NOTIFICATION TO BANKS

     The Agent shall promptly (and in any event no later than 11:00 a.m. (Hong Kong time) three Business Days before the proposed Drawdown Date) notify each Bank of the details of the requested Loan and the amount of its participation in that Loan.

5.5  ADVANCE OF LOANS

     Subject to the terms of this Agreement, each Bank shall make its participation in each Loan available to the Agent for the Borrower on the relevant Drawdown Date.

6.   REPAYMENT

          The Borrower shall repay the Loans in full on the relevant Repayment Date.

7.   PREPAYMENT AND CANCELLATION

7.1  VOLUNTARY PREPAYMENT

          The Borrower may, by giving not less than 30 days' prior notice to the Agent, prepay any Loan without penalty but subject to Clause 22.2 (Other indemnities) on the last day of an Interest Period for that Loan in whole or in part (but, if in part, in a minimum amount of US$20,000,000 and an integral multiple of US$5,000,000 or, if less, the outstanding balance of that Loan).

7.2  VOLUNTARY CANCELLATION

          The Borrower may, by giving not less than 30 days' prior notice to the Agent, cancel the undrawn amount of the Total Commitments in whole or in part (but, if in part, in a minimum amount of US$20,000,000 and an integral multiple of US$10,000,000 or, if less, the outstanding balance of the Total Commitments). Any cancellation shall be applied against the Total Tranche A Commitments and Total Tranche B Commitments pro rata. Any cancellation in part of the Total Tranche A Commitments shall be applied against the Tranche A Commitment of each Tranche A Bank pro rata. Any cancellation in part of the Total Tranche B Commitments shall be applied against the Tranche B Commitment of each Tranche B Bank pro rata.

7.3  ADDITIONAL RIGHT OF PREPAYMENT AND CANCELLATION

          If:-

     (a) the Borrower is required to pay to a Bank any additional amounts under Clause 11 (Taxes); or

     (b) the Borrower is required to pay to a Bank any amount under Clause 13 (Increased Costs); or

     (c) interest on a Bank's participation in a Loan is being calculated in accordance with Clause 12.4(c) (Alternative basis for outstanding Loans),

     then, without prejudice to the obligations of the Borrower under those Clauses, the Borrower may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling 5 Business Days after the date of service of the notice:-

     (i) the Borrower shall prepay that Bank's participation in all the Loans together with all other amounts payable by it to that Bank under the Finance Documents; and

     (ii)  that Bank's undrawn Commitment shall be cancelled.

7.4  MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid to the date of prepayment and any amount due in respect of that prepayment under Clause 22.2 (Other indemnities).

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) No amount prepaid under this Agreement may subsequently be re-borrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.   INTEREST PERIODS

8.1  INTEREST PERIODS

          Each Interest Period for each Loan shall be 6 months. Each Interest Period for each Loan will commence on its Drawdown Date or the expiry of its preceding Interest Period.

8.2  NON-BUSINESS DAYS

          If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.3  CONSOLIDATION

          Notwithstanding Clause 8.1 (Interest Periods):-

     (a) the first Interest Period for each Tranche A Loan shall end on the same day as the current Interest Period for any other Tranche A Loan. On the last day of those Interest Periods, those Tranche A Loans shall be consolidated and treated as one Tranche A Loan; and

     (b) the first Interest Period for each Tranche B Loan shall end on the same day as the current Interest Period for any other Tranche B Loan. On the last day of those Interest Periods, those Tranche B Loans shall be consolidated and treated as one Tranche B Loan.

8.4  COINCIDENCE WITH REPAYMENT DATE

          If an Interest Period would otherwise overrun the Repayment Date, it shall be shortened so that it ends on the Repayment Date.

8.5  OTHER ADJUSTMENTS

          The Agent and the Borrower may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

8.6  NOTIFICATION

          The Agent shall notify the Borrower and the Banks of the duration of each Interest Period promptly after ascertaining its duration.

9.   INTEREST

9.1  INTEREST RATE

          The rate of interest on each Loan for each of its Interest Periods is the rate per annum determined by the Agent to be the aggregate of the:-

     (a)  Margin; and

     (b)  applicable LIBOR.

9.2  DUE DATES

          Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on the last day of each Interest Period for that Loan.

9.3  DEFAULT INTEREST

(a) If the Borrower fails to pay any amount payable by it under any Finance Document, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the "DEFAULT RATE") determined by the Agent for such successive Interest Periods of such duration as the Agent may determine (each a "DESIGNATED INTEREST PERIOD") to be 1 per cent. per annum above the higher of:-

     (i) the rate on the overdue amount under Clause 9.1 (Interest rate) immediately before the due date (if of principal); and

     (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for the relevant Designated Interest Period.

(b) The default rate will be determined by the Agent on each Business Day or two days during which banks are open for dealing in interbank deposits in US Dollars in London before the first day of the relevant Designated Interest Period, as appropriate.

(c) If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it may select.

(d) Default interest will be compounded at the end of each Designated Interest Period.

9.4  NOTIFICATION

          The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.  PAYMENTS

10.1 PLACE

          All payments by the Borrower or a Bank under this Agreement shall be made to the Agent to its account at such office or bank as it may notify to the Borrower or Bank for this purpose.

10.2 FUNDS

          Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in US Dollars.

10.3 DISTRIBUTION

(a) Each payment received by the Agent under a Finance Document for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than 5 Business Days' prior notice.

(b) The Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or any Finance Document or in or towards the purchase of any amount of any currency to be so applied.

(c) Where a sum is to be paid to the Agent under any Finance Document for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with the terms of the relevant Finance Document and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

10.4 CURRENCY

(a) Amounts payable in respect of costs, expenses and taxes and the like are payable in the currency in which they are incurred.

(b) Any other amounts payable under this Agreement or any other Finance Document are, except as otherwise provided in this Agreement or the relevant Finance Document, payable in US Dollars.

10.5 SET-OFF AND COUNTERCLAIM

          All payments made by the Borrower under any Finance Document shall be made without set-off or counterclaim.

10.6 NON-BUSINESS DAYS

(a) If a payment under any Finance Document is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under any Finance Document interest is payable on that principal at the rate payable on the original due date.

10.7 PARTIAL PAYMENTS

(a) If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under any Finance Document, the Agent shall apply that payment towards the obligations of the Borrower under the relevant Finance Document in the following order:-

     (i) FIRST, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under any Finance Document;

     (ii) SECONDLY, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

     (iii) THIRDLY, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

     (iv) FOURTHLY, in or towards payment pro rata of any other sum due but unpaid under any Finance Document.

(b) The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by the Borrower.

11.  TAXES

11.1 GROSS-UP

(a) All payments by the Borrower under the Finance Documents shall be made without any deduction and free and clear of and without deduction for or on account of any taxes, except to the extent that the Borrower is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower, or paid or payable by the Agent to a Bank, under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

(b) A Finance Party intending to make a claim pursuant to paragraph (a) above shall notify the Agent of the event by reason of which it is entitled to do so, whereupon the Agent shall notify the Borrower thereof, provided that nothing herein shall require such Finance Party to disclose any confidential information relating to the organisation of its affairs.

11.2 TAX RECEIPTS

          All taxes required by law to be deducted or withheld by the Borrower from any amounts paid or payable under the Finance Documents shall be paid by the Borrower when due and the Borrower shall, within 15 days of request by the Agent, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

12.  MARKET DISRUPTION

12.1 ABSENCE OF QUOTATIONS

          If LIBOR is being determined in accordance with paragraph (b) of that definition and a Reference Bank does not supply an offered rate by
          1.00 p.m. two days during which banks are open for dealing in interbank deposits in US Dollars in London before the first day of an Interest Period, the applicable LIBOR shall, subject to Clause 12.2

          (Market disruption), be determined on the basis of the quotations of the remaining Reference Banks.

12.2 MARKET DISRUPTION

          If:-

     (a) LIBOR is being determined in accordance with paragraph (b) of that definition and no, or only one, Reference Bank supplies a rate for the purposes of determining LIBOR or the Agent otherwise determines that adequate and fair means do not exist for ascertaining LIBOR; or

     (b) the Agent receives notification from Banks whose participations in a Loan exceed 50 per cent. of that Loan that, in their opinion:-

          (i) matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Interest Period; or

          (ii) the cost to them of obtaining matching deposits in the London interbank market would be in excess of LIBOR for the relevant Interest Period,

     the Agent shall promptly notify the Borrower and the Banks of the fact and that this Clause 12 (Market Disruption) is in operation.

12.3 SUSPENSION OF DRAWDOWNS

          If a notification under Clause 12.2 (Market disruption) applies to a Loan which has not been made, that Loan shall not be made. However, within 5 Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for the borrowing of that and any future Loan. Any alternative basis agreed shall be, with the prior consent of all the Banks, binding on all the Parties.

12.4 ALTERNATIVE BASIS FOR OUTSTANDING LOANS

          If a notification under Clause 12.2 (Market disruption) applies to a Loan which is outstanding, then, notwithstanding any other provision of this Agreement:-

     (a) within 5 Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan and/or any other Loans;

     (b) any alternative basis agreed under paragraph (a) above shall be, with the prior consent of all the Banks, binding on all the Parties;

     (c) if no alternative basis is agreed, each Bank shall (through the Agent) certify on or before the last day of the Interest Period to which the notification relates an alternative basis for maintaining its participation in that Loan;

     (d) any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but it must reflect the cost to the Bank of funding its participation in the Loan from whatever sources it may select plus the Margin; and

     (e) each alternative basis so certified shall be binding on the Borrower and the certifying Bank and treated as part of this Agreement.

13.  INCREASED COSTS

13.1 INCREASED COSTS

(a) Subject to Clause 13.2 (Exceptions), the Borrower shall forthwith on demand by a Finance Party pay to that Finance Party the amount of any increased cost incurred by it as a result of any law or regulation (including any law or regulation relating to taxation, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)  In this Agreement "INCREASED COST" means:-

     (i) an additional cost incurred by a Finance Party as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

     (ii) that portion of an additional cost incurred by a Finance Party in making, funding or maintaining all or any advances comprised in a class of advances formed by or including its participations in the Loans made or to be made under this Agreement as is attributable to it making, funding or maintaining those participations; or

     (iii) a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital; or

     (iv) the amount of any payment made by a Finance Party, or the amount of any interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by that Finance Party from any other Party under this Agreement.

13.2 EXCEPTIONS

          Clause 13.1 (Increased costs) does not apply to any increased cost:-

     (a)  compensated for by the operation of Clause 11 (Taxes); or

     (b) attributable to any change in the rate of tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office for the time being is situated; or

     (c) to a Finance Party which is attributable to the gross negligence or wilful misconduct of that Finance Party.

14.  ILLEGALITY

          If it is or becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, then:-

     (a)  that Bank may notify the Borrower through the Agent accordingly; and

     (b) (i) the Borrower shall forthwith prepay that Bank's participation in all the Loans together with all other amounts payable by it to that Bank under this Agreement; and

          (ii) the Bank's undrawn Commitment shall forthwith be cancelled.

15.  REPRESENTATIONS AND WARRANTIES

15.1 REPRESENTATIONS AND WARRANTIES

          The Borrower makes the representations and warranties set out in this Clause 15 (Representations and Warranties) to each Finance Party.

15.2 STATUS

(a) It is a limited liability company, duly incorporated and validly existing under the laws of Korea; and

(b) it has the power to own its assets and carry on its business as it is being conducted.

15.3 POWERS AND AUTHORITY

          It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

15.4 LEGAL VALIDITY

          Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

15.5 NON-CONFLICT

          The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:-

     (a)  conflict with any law or regulation or judicial or official order; or

     (b)  conflict with its constitutional documents; or

     (c) conflict with any document which is binding upon it or any of its material assets.

15.6 NO DEFAULT

(a)  No Default is outstanding or might result from the making of any Loan; and

(b) no other event is outstanding which constitutes (or with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on its business or financial condition or on its ability to perform its obligations under any Finance Document.

15.7 AUTHORISATIONS

          All authorisations required or desirable in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect except for the payment authorisation by the Borrower's designated bank in Korea which will be required prior to any payment by the Borrower under this Agreement.

15.8 ACCOUNTS

          The audited accounts of the Borrower most recently delivered to the Agent (which, at the Agreement Date, are the Original Borrower Accounts):-

     (a) have been prepared in accordance with accounting principles and practices generally accepted in Korea consistently applied; and

     (b) fairly represent the financial condition of the Borrower as at the date to which they were drawn up,

     and there has been no material adverse change in the financial condition of the Borrower since the date to which those accounts were drawn up.

15.9 LITIGATION

          No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which might, if adversely determined, have a material adverse effect on the Borrower's business or financial condition or the ability of the Borrower to perform its obligations under the Finance Documents.

15.10  INFORMATION MEMORANDUM

(a) The information contained in the Information Memorandum was true in all material respects as at its date;

(b) the Information Memorandum did not omit as at its date any material information which, if disclosed, might adversely affect the decision of a person considering whether to enter into this Agreement; and

(c) nothing has occurred since the date of the Information Memorandum which renders the information contained in it untrue or misleading in any material respect which, if disclosed, might adversely affect the decision of a person considering whether to enter into this Agreement.

15.11  NO IMMUNITY

(a) It is subject to civil and commercial law with respect to its obligations under the Finance Documents;

(b) the entry into and performance of the Finance Documents by it constitute private and commercial acts; and

(c) neither it nor any of its assets (other than assets which under Korean law cannot be the subject of an order for execution) enjoys any right of immunity from set-off, suit or execution in respect of its obligations under the Finance Documents.

15.12  TAXES

(a) All amounts payable by the Borrower under the Finance Documents may be made free and clear of and without deduction for or on account of any tax;

(b) under existing laws and regulations, no tax is or will be imposed on or by virtue of the execution or delivery of this Agreement or any other document or instrument to be executed or delivered under this Agreement or in connection with this Agreement or on any payment of principal or reimbursement of expenses under this Agreement except for Korean stamp taxes of nominal amount which should be paid upon the execution in Korea of each original copy of this Agreement; and

(c) the Borrower has complied with all taxation laws in all jurisdictions in which it is subject to taxation and has paid all taxes due and payable by it; no material claims are being asserted against it with respect to taxes.

15.13  ENFORCEABILITY, REGISTRATION AND STAMP DUTIES

(a) To ensure the enforceability or admissibility in evidence of this Agreement in Korea, a translation of this Agreement into Korean is necessary, but it is not necessary that any Finance Document or any other document be filed or recorded or that any tax be paid, other than stamp duty payable on each original of this Agreement or certain other documents provided for under this Agreement if executed and delivered in Korea;

(b) subject to paragraph (a) above, in any proceedings taken in Korea in relation to any Finance Document, the choice of English law as the governing law of that Finance Document and any judgment obtained in England will be recognised and enforced provided that:

     (i)    the judgment was finally given by a court having valid jurisdiction;

     (ii) the party against whom the judgment was made received service of process in conformity with the laws of England otherwise than by publication or responded to the action without being served with process;

     (iii) the judgment was not obtained by fraud, is not contrary to the public policy of Korea and was not obtained in proceedings which were contrary to natural justice; and

     (iv) similar judgments of the courts of Korea are accorded similar treatment under the laws of England.

15.14  NO NECESSITY TO CARRY ON BUSINESS

     It is not necessary under the laws of Korea and/or the constitution of the
     Borrower:

     (a) in order to enable a Finance Party to enforce its rights under the Finance Documents; or

     (b) by reason only of the execution, delivery and performance of the Finance Documents,

     that a Finance Party should be licensed, qualified or otherwise entitled to carry on business in Korea.

15.15  NO RESIDENCE/DOMICILE

     No Finance Party is nor will be deemed to be resident, domiciled or carrying on business in, or generally subject to, the laws of Korea by reason only of the execution, delivery, performance and/or enforcement of the Finance Documents.

15.16  INSOLVENCY

     The Borrower has not taken any corporate action and no other steps been taken or legal proceedings been started or threatened against the Borrower for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

15.17  BUSINESS OF THE BORROWER

     The Borrower is in compliance in all material respects with all laws and regulations affecting its business and operations.

15.18  TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

          The representations and warranties set out in this Clause 15 (Representations and Warranties):-

     (a)  are made on the Agreement Date; and

     (b) (with the exception of Clause 15.10 (Information Memorandum)) are deemed to be repeated by the Borrower on the date of each Request and the first day of each Interest Period with reference to the facts and circumstances then existing.

16.  UNDERTAKINGS

16.1 DURATION

          The undertakings in this Clause 16 (Undertakings) remain in force from the Agreement Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2 FINANCIAL INFORMATION

          The Borrower shall supply to the Agent in sufficient copies for all the Banks:-

     (a) as soon as the same are available (and in any event within 180 days of the end of each of its financial years), the audited accounts of the Borrower for that financial year; and

     (b) as soon as the same are available (and in any event within 120 days of the end of the first half-year of each of its financial years), the unaudited accounts of the Borrower for that half-year.

16.3 INFORMATION - MISCELLANEOUS

          The Borrower shall supply to the Agent:-

     (a) all material documents despatched by it to its creditors (or any class of them) at the same time as they are despatched;

     (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which might, if adversely determined, have a material adverse effect on the financial condition of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement; and

     (c) promptly, such further information in the possession or control of the Borrower regarding its financial condition and operations as any Finance Party may reasonably request,

     in sufficient copies for all of the Banks, if the Agent so requests.

16.4 NOTIFICATION OF DEFAULT

          The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

16.5 COMPLIANCE CERTIFICATES

          The Borrower shall supply to the Agent:-

     (a) together with the accounts specified in Clause 16.2(a) (Financial Information); and

     (b)  promptly at any other time, if the Agent so requests,

     a certificate signed by one officer of at least manager status on its behalf certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

16.6 AUTHORISATIONS

          The Borrower shall promptly:-

     (a)  obtain, maintain and comply with the terms of; and

     (b)  supply certified copies to the Agent of,

     any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

16.7 PARI PASSU RANKING

          The Borrower shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for obligations which are mandatorily preferred by law applying to companies generally.

16.8 NEGATIVE PLEDGE

(a) The Borrower shall not create or permit to subsist any Security Interest on any of its material assets.

(b) Paragraph (a) does not apply to any Security Interest arising by operation of law in the ordinary course of business and securing amounts not more than 30 days overdue or granted in the ordinary course of business to a Korean bank or to a branch in Korea of a bank incorporated outside Korea.

(c) If the Borrower creates or permits to subsist any Security Interest on any of its assets contrary to paragraph (a) above, all the obligations of the Borrower under this Agreement shall immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets and the Borrower shall at its own expense:

     (i) execute and do all such things as the Agent may require for perfecting or protecting that security; and/or

     (ii) grant in favour of the Agent (as agent and trustee for the Finance Parties) such additional security as the Agent may specify.

16.9 TRANSACTIONS SIMILAR TO SECURITY

          The Borrower shall not without the prior consent of the Majority
          Banks:-

     (a) sell, transfer or otherwise dispose of any of its material assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

     (b) sell, transfer or otherwise dispose of any of its material receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

     in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

16.10  DISPOSALS

(a) The Borrower shall not either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of its assets.

(b)  Paragraph (a) does not apply to:-

     (i) disposals made in the ordinary course of business of the disposing entity; or

     (ii) disposals of assets in exchange for other assets comparable or superior as to type, value and quality.

16.11  CHANGE OF BUSINESS

          The Borrower shall procure that no substantial change is made to the general nature or scope of the business of the Borrower from that carried on at the Agreement Date which might materially and adversely affect the financial condition of the Borrower or the ability of the Borrower to perform its obligations under the Finance Documents.

16.12  MERGERS AND ACQUISITIONS

(a) The Borrower shall not enter into any substantial amalgamation, demerger, merger or reconstruction except with the prior consent of the Majority Banks.

(b) The Borrower shall not acquire any assets or business or make any investment if the assets, business or investment is substantial in relation to the Borrower except with the prior consent of the Majority Banks.

16.13  INSURANCE

     The Borrower shall maintain with financially sound and reputable insurers, insurance with respect to its assets against such risks, liabilities and contingencies and of such types and in such amounts as is consistent with prudent business practice of a company carrying on a business such as that carried on by the Borrower.

16.14  FINANCIAL COVENANT

(a)  In this Clause 16.14:-

     "BALANCE SHEET"

     means at any time, the latest audited or unaudited balance sheet of the Borrower supplied in accordance with Clause 16.2 ( Financial Information).

     "TANGIBLE NET WORTH"

     means at any time the aggregate of:-

     (i) the amount paid up or credited as paid up on the Borrower's issued share capital; and

     (ii) the amount standing to the credit of the Borrower's capital and revenue reserves,

     based on its relevant Balance Sheet but adjusted by:-

     (1) adding any amount standing to the credit of the Borrower's profit and loss account for the period ending on the date of its Balance Sheet to the extent not included in sub-paragraph (ii) above and to the extent the amount is not attributable to any dividend or other distribution declared, recommended or made by it;

     (2) deducting any amount standing to the debit of the Borrower's profit and loss account for the period ending on the date of the Balance Sheet;

     (3) deducting any amount attributable to goodwill or any other intangible asset;

     (4) deducting any amount attributable to a revaluation of assets after 31st December, 1994; and

     (5) eliminating inconsistencies between the accounting principles applied in connection with its Balance Sheet and those applied in connection with the Original Accounts.

     "TOTAL LIABILITIES"

     means at any time the aggregate of the Borrower's Financial Indebtedness.

(b) All the terms used in paragraph (a) above are to be calculated in accordance with the accounting principles applied in connection with the Original Accounts of the Borrower.

(c) The Borrower shall procure that the ratio of Total Liabilities to Tangible Net Worth is not, at any time, more than 5:1.

17.  DEFAULT

17.1 EVENTS OF DEFAULT

          Each of the events set out in Clauses 17.2 (Non-payment) to 17.19 (Material adverse change) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower or any other person).

17.2 NON-PAYMENT

          The Borrower does not pay within three (3) Business Days of the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable.

17.3 BREACH OF OTHER OBLIGATIONS

          The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 17.2 (Non-payment)) and such non-compliance is not remediable in the opinion of the Majority Banks, or, if deemed by the Majority Banks to be capable of remedy, continues unremedied for a continuous period of 21 days from the date of non-compliance.

17.4 MISREPRESENTATION

          A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of the Borrower under or in connection with any Finance Document is incorrect in any respect when made or deemed to be made or repeated.

17.5 CROSS-DEFAULT

(a)  Any Financial Indebtedness of the Borrower is not paid when due; or

(b) an event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document or contract relating to Financial Indebtedness of the Borrower; or

(c) any Financial Indebtedness of the Borrower becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document or contract relating to that Financial Indebtedness; or

(d) any commitment for, or underwriting of, any Financial Indebtedness of the Borrower is cancelled or suspended as a result of an event of default (howsoever described) under the document or contract relating to that Financial Indebtedness; or

(e) any Security Interest securing Financial Indebtedness over any asset of the Borrower becomes enforceable,

     and the Financial Indebtedness in respect of which all or any of the events referred to in paragraphs (a) to (e) inclusive of above occur aggregates US$7,500,000 (or its equivalent in other currencies) or more.

17.6 INSOLVENCY

(a) The Borrower is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b) the Borrower suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c) the Borrower, by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

17.7 INSOLVENCY PROCEEDINGS

(a) Any step (including petition, proposal or convening a meeting) is taken with a view to a composition or arrangement with, or assignment to, any creditors of the Borrower; or

(b) a meeting of the Borrower is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

(c) any person presents a petition for the winding-up or for the administration of the Borrower; or

(d)  an order for the winding-up or administration of the Borrower is made; or

(e) any other step (including petition, proposal or convening a meeting) is taken with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Borrower or any other insolvency proceedings involving the Borrower, however, the taking of any steps referred to in paragraphs (a) to (e) inclusive above shall not be an Event of Default if the relevant step is withdrawn, discharged, revoked or struck out within 21 Business Days.

17.8 APPOINTMENT OF RECEIVERS AND MANAGERS

(a) Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of the Borrower or any substantial part of its assets; or

(b) the directors or the Borrower requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c) any other steps are taken to enforce any Security Interest over any substantial part of the assets of the Borrower,

     however, any appointment or step referred to in paragraphs (a) to (c) (inclusive) above shall not be a Event of Default if the relevant appointment or step is terminated, withdrawn, discharged or struck out as appropriate within 21 Business Days of such appointment or step (as the case may be).

17.9 CREDITORS' PROCESS

          Any attachment, sequestration, distress or execution affects any asset of the Borrower and is not discharged within 21 Business Days.

17.10  ANALOGOUS PROCEEDINGS

          There occurs, in relation to the Borrower, any event anywhere which, in the opinion of the Majority Banks, appears to correspond with any of those mentioned in Clauses 17.6 (Insolvency) to 17.9 (Creditors' process) (inclusive).

17.11  CESSATION OF BUSINESS

          The Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business.

17.12  UNLAWFULNESS

          It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

17.13  OWNERSHIP OF THE BORROWER

          Any single person, or group of persons acting in concert acquires control of the Borrower after the Agreement Date and control for this purpose means the power to direct the management and the policies of the Borrower, whether through the ownership of voting capital, by control of the composition of the board of directors or otherwise except with the prior consent of the Majority Banks.

17.14  EXPROPRIATION

     All or any material part of the undertaking or assets of the Borrower shall be expropriated, nationalised, compulsorily acquired or taken into public ownership or the Borrower shall cease to be able or entitled to exercise the rights of control or ownership of the same.

17.15  CHANGE IN LAW

     Any authorisation, decree, publication or other requirement of any governmental or public body or authority necessary to enable or permit the Borrower to comply with its obligations under any Finance Document or required for the validity or enforceability of any such obligations shall be revoked, withdrawn or withheld or shall otherwise fail to remain in full force and effect or any law, decree or directive of any competent authority of or in Korea shall be enacted or issued which shall impair the ability or right of the Borrower to perform those obligations.

17.16  REPUDIATION

     The Borrower repudiates any Finance Document or does or causes to be done any act or thing evidencing an intention to repudiate any Finance Document.

17.17  NECESSITY TO CARRY ON BUSINESS

     It is or becomes necessary under the laws of Korea and/or the constitutional documents of the Borrower:-

     (a) in order to enable a Finance Party to enforce its rights under the Finance Documents; or

     (b) by reason only of the execution, delivery and performance of the Finance Documents,

     that a Finance Party should be licensed, qualified or otherwise entitled to carry on business in Korea.

17.18  RESIDENCE/DOMICILE

     A Finance Party is or is deemed to be resident, domiciled or carrying on business in, or generally subject to, the laws of Korea by reason only of the execution, delivery, performance and/or enforcement of the Finance Documents.

17.19  MATERIAL ADVERSE CHANGE

          Any event or series of events occurs which, in the opinion of the Majority Banks, might have a material and adverse effect on the financial condition or operations of the Borrower or on the ability of the Borrower to comply with its obligations under the Finance Documents.

17.20  ACCELERATION

          On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Banks, by notice to the Borrower:-

     (a)  cancel the Total Commitments; and/or

     (b) demand that all or part of the Loans, together with accrued interest and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

     (c) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand.

18.  THE AGENT, THE ARRANGERS AND THE CO-ARRANGERS

18.1 APPOINTMENT AND DUTIES OF THE AGENT

          Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent has only those duties which are expressly specified in this Agreement, and those duties are solely of a mechanical and administrative nature.

18.2 ROLE OF THE ARRANGERS AND THE CO-ARRANGERS

          Except as specifically provided in this Agreement, no Arranger and no Co-Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

18.3 RELATIONSHIP

          The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

18.4 MAJORITY BANKS' DIRECTIONS

          The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in this Agreement. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions, the Agent may act as it considers to be in the best interests of all the Banks.

18.5 DELEGATION

          The Agent may act under the Finance Documents through its personnel and agents.

18.6 RESPONSIBILITY FOR DOCUMENTATION

     Neither the Agent nor any Arranger nor any Co-Arranger is responsible to any other Party for:-

(a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)  the collectability of amounts payable under any Finance Document; or

(c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document (including the Information Memorandum).

18.7 DEFAULT

(a) The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default or otherwise has actual knowledge of a Default, it shall promptly notify the Banks.

(b) The Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences those proceedings or takes that action.

18.8 EXONERATION

(a) Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including gross negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

18.9 RELIANCE

The Agent may:-

(a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c) engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent's employment and those representing a Party other than the Agent).

18.10  CREDIT APPROVAL AND APPRAISAL

     Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:-

 (a) has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or any Arranger or any Co-Arranger in connection with any Finance Document; and

(b) will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

18.11  INFORMATION

(a) The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b) The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent) upon the request and at the expense of that Bank.

(c) Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)  Except as provided above, the Agent has no duty:-

(i) either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of the Borrower or any related entity of the Borrower whether coming into its possession before, on or after the Agreement Date; or

(ii) unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from the Borrower.

18.12  THE AGENT, AND THE ARRANGERS AND THE CO-ARRANGERS INDIVIDUALLY

(a) If it is also a Bank, each of the Agent, the Arrangers and the Co-Arrangers has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent, an Arranger or a Co-Arranger.

(b)  Each of the Agent, each Arranger and each Co-Arranger may:-

(i)  carry on any business with the Borrower or its related entities;

(ii) act as agent or trustee for, or in relation to any financing involving, the Borrower or its related entities; and

(iii) retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

18.13  INDEMNITIES

(a) Without limiting the liability of the Borrower under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent's gross negligence or wilful misconduct.

(b) A Bank's proportion of the liability set out in paragraph (a) above will be the proportion which its participation in the Loans (if any) bear to all the Loans on the date of the demand. If, however, there are no Loans outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have then been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Borrower shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

18.14  COMPLIANCE

(a) The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, the Agent need not disclose any information relating to the Borrower or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

18.15  RESIGNATION OF THE AGENT

(a) Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Borrower, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent.

(b) If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the Agent may appoint a successor Agent.

(c) The resignation of the Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term "AGENT" will mean the successor Agent.

(d) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e) Upon its resignation becoming effective, this Clause 18 (The Agent, the Arrangers and the Co-Arrangers) shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligations under any Finance Document.

18.16  BANKS

The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than 5 Business Days' prior notice from that Bank to the contrary.

19.  FEES

19.1 FRONT-END FEE

The Borrower shall pay to the Agent for the Arrangers a front-end fee in the amount agreed in the Front-end Fee Letter. The front-end fee is payable on the date falling 30 days after the Agreement Date or (if earlier) the first Drawdown Date. The front-end fee shall be distributed by the Agent, on behalf of the Arrangers, among the Banks in the proportions agreed between the Arrangers and the Banks prior to the Agreement Date.

19.2 COMMITMENT FEE

(a) The Borrower shall pay to the Agent for each Bank a commitment fee computed at the rate of 0.125 per cent. per annum on the undrawn, uncancelled amount of that Bank's Commitment during the Commitment Period.

(b) Accrued commitment fee is payable in arrear, for the period from the date falling 30 days from the Agreement Date, on the earlier of the Term Date and the date of full utilisation or cancellation of the Total Commitments. Accrued commitment fee is also payable to the Agent for a Bank on the cancelled amount of its Commitment at the time the cancellation takes effect.

19.3 AGENT'S FEE

The Borrower shall pay to the Agent for its own account an agency fee in the amount agreed in the Agent's Fee Letter. The agency fee is payable annually in advance. The first payment of this fee is payable on the first Drawdown Date and each subsequent payment is payable on each anniversary of the first Drawdown Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

19.4 VAT/GOODS AND SERVICES TAX

Any fee referred to in this Clause 19 (Fees) is exclusive of any value added tax, goods and services tax or any other tax which might be chargeable in connection with that fee. If any value added tax, goods and services tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

20.  EXPENSES

20.1 INITIAL AND SPECIAL COSTS

The Borrower shall forthwith on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) incurred by any of them in connection with:-

     (a)   the negotiation, preparation, printing and execution of:-

           (i) this Agreement and any other documents referred to in this Agreement; and

           (ii) any other Finance Document (other than a Novation Certificate) executed after the Agreement Date;

     (b) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document; and

     (c) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

20.2 ENFORCEMENT COSTS

The Borrower shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:-

     (a) in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

     (b)   in investigating any possible Default.

21.  STAMP DUTIES

The Borrower shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of, any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

22.  INDEMNITIES

22.1 CURRENCY INDEMNITY

(a) If a Finance Party receives an amount in respect of the Borrower's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which the amount is expressed to be payable under the relevant Finance Document:-

     (i) the Borrower shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

     (ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

     (iii) the Borrower shall pay to the Finance Party concerned forthwith on demand any exchange costs and taxes payable in connection with any such conversion.

(b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2 OTHER INDEMNITIES

The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:-

     (a)   the occurrence of any Default;

     (b) the operation of Clause 17.20 (Acceleration) or Clause 29 (Pro Rata Sharing);

     (c) any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or Designated Interest Period (as defined in Clause 9.3 (Default interest)) relative to the amount so received; or

     (d) (other than by reason of negligence or default by a Finance Party) a Loan not being made after the Borrower has delivered a Request or a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment.

The Borrower's liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

23.  EVIDENCE AND CALCULATIONS

23.1 ACCOUNTS

Accounts maintained by a Finance Party in connection with any Finance Document are prima facie evidence of the matters to which they relate.

23.2 CERTIFICATES AND DETERMINATIONS

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3 CALCULATIONS

Interest and the fee payable under Clause 19.2 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed (including the first day but excluding the last day) and a year of 360 days.

24.  AMENDMENTS AND WAIVERS

24.1 PROCEDURE

(a) Subject to Clause 24.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrower, the Majority Banks and the Agent. The Agent may effect, on behalf of the Majority Banks, an amendment or waiver to which they have agreed.

(b) The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

24.2 EXCEPTIONS

An amendment or waiver which relates to:-

     (a)   the definition of "MAJORITY BANKS" in Clause 1.1;

     (b) an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

     (c)   an increase in a Bank's Commitment;

     (d)   the incorporation of additional borrowers;

     (e) a term of a Finance Document which expressly requires the consent of each Bank; or

     (f)   Clause 29 (Pro Rata Sharing) or this Clause 24 (Amendments and
           Waivers),

may not be effected without the consent of each Bank.

24.3 WAIVERS AND REMEDIES CUMULATIVE

The rights of each Finance Party under the Finance Documents:-

     (a)   may be exercised as often as necessary;

     (b) are cumulative and not exclusive of its rights under the general law; and

     (c)   may be waived only in writing and specifically.

Delay in the exercise or the partial exercise or non-exercise of any such right is not a waiver of that right.

25.  CHANGES TO THE PARTIES

25.1 TRANSFERS BY THE BORROWER

The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

25.2 TRANSFERS BY BANKS

(a) A Bank (the "EXISTING BANK") may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to another bank or financial institution (the "NEW BANK").

(b)  A transfer of obligations will be effective only if either:-

     (i) the obligations are novated in accordance with Clause 25.3 (Procedure for novations); or

     (ii) the New Bank confirms to the Agent and the Borrower that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c) Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(d) On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of US$200.

(e)  An Existing Bank is not responsible to a New Bank for:-

     (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

     (ii)  the collectability of amounts payable under any Finance Document; or

     (iii) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.


(f) Each New Bank confirms to the Existing Bank and the other Finance Parties that it:-

     (i) has made its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

     (ii) will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)  Nothing in any Finance Document obliges an Existing Bank to:-

     (i) accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

     (ii) support any losses incurred by the New Bank by reason of the non-performance by the Borrower of its obligations under this Agreement or otherwise.

(h) Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

(i) If any assignment, transfer or novation of all or any part of the rights and/or obligations of a Bank pursuant to this Clause 25 is made and this results at that time in amounts becoming due under Clause 11.1 (Gross-up) or additional amounts becoming due under Clause 13.1 (Increased costs), then such assignee, transferee or novatee shall be entitled to receive such amounts or additional amounts under those clauses only to the extent that the assignee, transferee or novatee would have been so entitled had there been no such assignment, transfer or novation.

25.3 PROCEDURE FOR NOVATIONS

(a)  A novation is effected if:-

     (i) the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Schedule 4 (a "NOVATION CERTIFICATE"); and

     (ii)  the Agent executes it.

The Agent shall execute each Novation Certificate which has been duly completed as soon as reasonably practicable following receipt by the Agent of the same.

(b) Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf. The Agent shall execute such Novation Certificate as soon as reasonably practicable following the Agent's receipt of such notice.

(c) To the extent that they are expressed to be the subject of the novation in the Novation Certificate:-

     (i) the Existing Bank and the other Parties (the "EXISTING PARTIES") will be released from their obligations to each other (the "DISCHARGED OBLIGATIONS");

     (ii) the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

     (iii) the rights of the Existing Bank against the existing Parties and vice versa (the "DISCHARGED RIGHTS") will be cancelled; and

     (iv) the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

25.4 REFERENCE BANKS

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Borrower) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

25.5 REGISTER

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the register on request.

26.  FUNDING

26.1 FUNDING

Each Tranche B Bank may fund the Tranche B Loans in any manner whatsoever and for this purpose may enter into contractual arrangements with other banks or financial institutions (each a "FUNDING ENTITY").

26.2 PAYMENTS TO FUNDING ENTITIES

(a) The Borrower acknowledges that any Tranche B Bank may agree to pay to each Funding Entity the following:-

     (i) any amount to compensate a Funding Entity for any loss, costs, penalty or expense incurred or to be incurred by it under Clause 22 (Indemnities) as though that Clause also applied to that Funding Entity and the amount funded or to be funded by it;

     (ii) such additional amounts as may be necessary to ensure that, if any payment by a Tranche B Bank to a Funding Entity is required by law to be made after deduction for or on account of any present or future taxes, that Funding Entity receives a net amount equal to the full amount which it would have received had payment not been made subject to any tax; and

     (iii) any amount to compensate a Funding Entity for any increased cost incurred by it under Clause 13 (Increased Costs) as though that Clause also applied to that Funding Entity, to the amount of the Tranche B Commitment agreed to be funded by it and to the amount of the Loans funded by it.

(b) The Borrower shall pay to each Tranche B Bank promptly on demand such amounts as that Tranche B Bank may certify (through the Agent) to the Borrower (on the basis of certificates given by the relevant Funding Entity) as being required to be paid in relation to the funding provided by that Funding Entity.

26.3 INTEREST FOR FUNDING ENTITIES

The cost of funds referred to in Clause 9.3 (Default interest) shall reflect the costs of funds of the relevant Funding Entity for the portion of the overdue amount funded by it.

26.4 MARKET DISRUPTION FOR FUNDING ENTITIES

If the circumstances envisaged by Clause 12 (Market Disruption) apply to any Funding Entity (as though the references to the Tranche B Banks were to the Funding Entities and references to the "LOAN" were to the amount of that Loan funded or to be funded by those Funding Entities):-

     (a) Clause 12 (Market Disruption) shall apply to that part of the Loan funded or to be funded by the relevant Funding Entity; and

     (b) the Agent, the relevant Tranche B Bank and the Borrower shall establish an alternative basis for that part of the Loan in consultation with the Funding Entities and in accordance with the procedures set out therein, so as to take into account the costs to each Funding Entity (as determined by it) of making the relevant funds available to that Tranche B Bank from whatever sources it may select plus the Margin.

26.5 ILLEGALITY FOR FUNDING ENTITIES

If it is or becomes unlawful for a Funding Entity to fund or to continue to fund the amount of the Loan funded or to be funded by it:

     (a) the Funding Entity shall notify the Agent and the relevant Tranche B Bank of any illegality and that Tranche B Bank shall notify the Borrower through the Agent; and

     (b)   (i)   the Borrower shall forthwith prepay the amount of the Loans funded or agreed to be funded by that Funding Entity; and

           (ii) that part of the Tranche B Commitment corresponding to that part of the Loan shall forthwith be cancelled.

26.6 FUNDING OBLIGATIONS

(a) Unless a Tranche B Bank has received notice from a Funding Entity not less than one Business Day before the advance of a Loan, that it does not intend to make available its agreed amount of funding to that Tranche B Bank, that Tranche B Bank may assume that the relevant Funding Entity has made that amount available to that Tranche B Bank on the due date. A Tranche B Bank is under no obligation to make that assumption.

(b) A Tranche B Bank may, in reliance upon that assumption, make available to the Borrower on the due date the corresponding amount due to the Borrower under this Agreement.

(c) If the amount of funding agreed by a Funding Entity is not made available to the relevant Tranche B Bank on the due date and, when demanded by that Tranche B Bank, is not paid forthwith, together with interest thereon calculated in accordance with paragraph (d) below, that Tranche B Bank shall be entitled to recover a corresponding amount on demand from the Borrower, together with such interest.

(d) Interest on an amount not made available to a Tranche B Bank will be charged for the period during which that Tranche B Bank makes a corresponding amount available to the Borrower at a rate per annum sufficient to enable that Tranche B Bank to recover the cost to it of making that corresponding amount available to the Borrower.

(e) If any Funding Entity does not perform its obligations to make available to a Tranche B Bank when due any amount required for the funding of any Loan, that Tranche B Bank shall not be under an obligation to make available to the Borrower the amount of that Loan.

26.7 ENFORCEMENT OF FUNDING AGREEMENT

If any Funding Entity fails to make available to a Tranche B Bank when due any agreed amount of funding and that Tranche B Bank:-

     (a)   does not make available a corresponding amount; or

     (b) becomes entitled to and does not recover from the Borrower a corresponding amount it has already made available to the Borrower, that Tranche B Bank agrees to use reasonable endeavours (and agrees to consult with the Borrower regarding the steps to be taken) to enforce the obligation of that Funding Entity to make the agreed amount of funding available to that Tranche B Bank and to recover that amount with interest and expenses from the Funding Entity and, upon recovery, that Tranche B Bank shall make available to the Borrower a corresponding amount. The Borrower shall reimburse that Tranche B Bank on demand for all costs, charges and expenses (including fees and expenses of legal advisers) together with any tax incurred in enforcing the obligation of the Funding Entity.

26.8 ASSIGNMENT ETC. BY FUNDING ENTITIES

Any additional (as compared to the situation immediately prior to the assignment, transfer or novation) costs or expenses (including any additional taxes) imposed on the Borrower as a consequence of the assignment, transfer or novation by any Funding Entity of its rights against and/or obligations owed to any Tranche B Bank, or arising solely as a result of any change by a Funding Entity of the office through which it is acting in connection with the funding provided by it shall be for the account of the assignee or transferee of such Funding Entity or the Funding Entity which has changed such office (as the case may be).

27.  DISCLOSURE OF INFORMATION

A Bank may disclose to one of its Affiliates, any Funding Entity or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:-

     (a)   a copy of any Finance Document; and

     (b) any information which that Bank has acquired under or in connection with any Finance Document.

28.  SET-OFF

A Finance Party may set off any matured obligation owed by the Borrower under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.  PRO RATA SHARING

29.1 REDISTRIBUTION

If any amount owing by the Borrower under this Agreement to a Finance Party (the "RECOVERING FINANCE PARTY") is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 10 (Payments) (a "RECOVERY"), then:-

     (a) the recovering Finance Party shall, within 3 Business Days, notify details of the recovery to the Agent;

     (b) the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 10 (Payments);

     (c) subject to Clause 29.3 (Exception), the recovering Finance Party shall within 3 Business Days of demand by the Agent pay to the Agent an amount (the "REDISTRIBUTION") equal to the excess;

     (d) the Agent shall treat the redistribution as if it were a payment by the Borrower under Clause 10 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 10.7 (Partial payments); and

     (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above and the Borrower will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

29.2 REVERSAL OF REDISTRIBUTION

If under Clause 29.1 (Redistribution):-

     (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

     (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within 3 Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon, the subrogation in Clause 29.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

29.3 EXCEPTION

(a) A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution pursuant to Clause 29.1(e)
     (Redistribution).

(b) A Finance Party is not entitled to participate in a redistribution if the redistribution results from the proceeds of legal proceedings taken by the recovering Finance Party and the other Finance

     Party had adequate notice of and opportunity to participate in the proceedings concerned but did not do so.

30.  SEVERABILITY

          If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-

     (a) the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

     (b) the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

31.  COUNTERPARTS

          This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

32.  NOTICES

32.1 GIVING OF NOTICES

          All notices or other communications under or in connection with this Agreement shall be given in writing or by telex or facsimile. Any such notice will be deemed to be given as follows:-

     (a)  if in writing, when delivered;

     (b) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

     (c)  if by facsimile, when received.

     However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

32.2 ADDRESSES FOR NOTICES

(a) The address, telex number and facsimile number of each Party (other than the Agent) for all notices under or in connection with this Agreement are:-

     (i) those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or

     (ii) any other notified by that Party for this purpose to the Agent by not less than 5 Business Days' notice.

(b)  The address, telex number and facsimile number of the Agent are:-

     Cho Hung Bank, London Branch
     Plantation House
     31-35 Fenchurch Street
     London EC3M 3DX
     United Kingdom

     Telephone:  (0171) 623-7791
     Telex:      8951125 CHOBNKG
     Facsimile:  (0171) 283-8464
     Attention:  Mr. J.K. Koo

     or such other as the Agent may notify to the other Parties by not less than 5 Business Days' notice.

(c)  All notices from or to the Borrower shall be sent through the Agent.

(d) The Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other Party applicable at the time for the purposes of this Clause.

33.  WAIVER OF IMMUNITY

     The Borrower irrevocably and unconditionally:

     (a) agrees that should any Finance Party bring legal proceedings against it or its assets in relation to a Finance Document, no immunity from those legal proceedings (which shall be deemed to include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of itself or with respect to its assets;

     (b) waives any such right of immunity which it or its assets now has or may hereafter acquire; and

     (c) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

34.  JURISDICTION

34.1 SUBMISSION

     For the benefit of each Finance Party, the Borrower agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

34.2 SERVICE OF PROCESS

     Without prejudice to any other mode of service, the Borrower:-

     (a) irrevocably appoints LG Electronics U.K. Ltd. of LG House, 264 Bath Road, Slough, Berkshire, SLI 4DT, England (Attention: Managing Director) as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

     (b) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned; and

     (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 32.2 (Addresses for notices).

34.3 FORUM NON CONVENIENS AND ENFORCEMENT ABROAD

     The Borrower:-

     (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

     (b) agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

34.4 NON-EXCLUSIVITY

     Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings against the Borrower in connection with any Finance Document:-

     (a) in any other court of competent jurisdiction; or

     (b) concurrently in more than one jurisdiction.

35.  LANGUAGE

(a) Any notice given under or in connection with any Finance Document shall be in English.

(b) All other documents provided under or in connection with any Finance Document shall be:-

(i)  in English; or

(ii) if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document, provided that the unaudited accounts of the Borrower to be delivered pursuant to Clause 16.2 (Financial information), paragraph (b) may be provided in Korean until such time as the Borrower prepares the same in English, whereafter the Borrower shall provide the same in English.

36.  GOVERNING LAW

     This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                                                      SCHEDULE 1

                                                           BANKS AND COMMITMENTS

                                                              PART 1 - TRANCHE A




TRANCHE A BANKS                      COMMITMENTS (US$)


The Korea Development Bank, Tokyo Branch                 21,000,000
Cho Hung Bank, London Branch                             16,875,000
ABN AMRO International Financial Services Company        11,250,000
The Commercial Bank of Korea, Ltd., Chicago Branch        3,750,000


                                                        -----------
Total Tranche A Commitments:                          US$52,875,000
                                                        -----------



                                                              PART 2 - TRANCHE B

TRANCHE B BANK                       COMMITMENTS (US$)


Cho Hung Bank, London Branch
       157,125,000

                                                       ------------

Total Tranche B Commitments:                         US$157,125,000
                                                       ------------

                                                                      SCHEDULE 2

                                                  CONDITIONS PRECEDENT DOCUMENTS

1. Certified copies of the Korean texts and true and correct English translations of the Articles of Incorporation of the Borrower and the Korean Commercial Registry extracts of the Borrower.

2.   A copy of a resolution of the board of directors of the Borrower:-

     (a) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement, the Agent's Fee Letter and the Front-end Fee Letter;

     (b) authorising a specified person or persons to execute this Agreement, the Agent's Fee Letter and the Front-end Fee Letter on its behalf, if necessary; and

     (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement, if necessary.

3. A copy of all other resolutions, authorisations, approvals, consents and licences, corporate, official or otherwise, necessary or desirable for the entry into and performance of this Agreement and the transactions contemplated hereby and for the validity and enforceability of this Agreement including, without limitation, a copy of the foreign exchange approvals that must be obtained by the Borrower from the competent foreign exchange authorities with respect to its acquisition of shares in the share capital of Zenith Electronics Corp., USA and its obligations under this Agreement.

4. A copy of the signatures of those persons authorised to execute this Agreement on behalf of the Borrower and of the persons authorised to sign or despatch all Requests, notices, certificates and other documents in connection with this Agreement on behalf of the Borrower hereunder, a seal certificate of the representative director of the Borrower, as well as a power of attorney of the representative director of the Borrower authorising the person signing this Agreement on behalf of the Borrower.

5. A certificate of an authorised signatory of the Borrower certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Agreement Date.

6. A letter from LG Electronics U.K. Ltd. accepting its appointment as agent for service pursuant to Clause 34.2 (Service of process).

7. A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

8. A legal opinion of Kim & Chang, Korean legal advisers to the Agent, addressed to the Finance Parties.

9. A legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties.

                                                                      SCHEDULE 3

                                                                 FORM OF REQUEST


To:    CHO HUNG BANK, LONDON BRANCH as Agent

From:  LG SEMICON CO., LTD.
                                                       Date:[             ]


LG SEMICON CO., LTD. - US$210,000,000 CREDIT AGREEMENT DATED 31ST OCTOBER, 1995

1.   We wish to borrow Loan(s) as follows:-

     (a)  Drawdown Date: [                 ]

     (b)  Tranche A Loan amount: [          ]

     (c)  Tranche B Loan amount: [  ]

     (d)  Payment Instructions: [                    ].

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.



By:


-------------------------------
LG SEMICON CO., LTD.
Authorised signatory

                                                                      SCHEDULE 4

                                                    FORM OF NOVATION CERTIFICATE


To:   CHO HUNG BANK, LONDON BRANCH as Agent

From: [THE EXISTING BANK] and [THE NEW BANK]  Date: [       ]

LG SEMICON CO., LTD. - US$210,000,000 CREDIT AGREEMENT DATED 31ST OCTOBER, 1995

We refer to Clause 25.3 (Procedure for novations).

1.   We [           ] (the "EXISTING BANK") and [           ] (the "NEW BANK")
     agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 25.3 (Procedure for novations).

2. The specified date for the purposes of Clause 25.3(c) is [date of novation].

3. The Facility Office and address for notices of the New Bank for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

4.   This Novation Certificate is governed by English law.

                                                                    THE SCHEDULE

                                            RIGHTS AND OBLIGATIONS TO BE NOVATED

[Details of the rights and obligations of the Existing Bank to be novated].

[Existing Bank]       [New Bank]

By:                   By:

Date:                 Date:

[NEW BANK]

[Facility Office      Address for notices]

CHO HUNG BANK, LONDON BRANCH

By:

Date:

                                                            SIGNATORIES

BORROWER

LG SEMICON CO., LTD.

By:


ARRANGERS

CHO HUNG BANK,

By:


DKB ASIA LIMITED

By:


THE KOREA DEVELOPMENT BANK

By:


SOCIETE GENERALE ASIA LIMITED

By:


CO-ARRANGERS

ABN AMRO BANK N.V., SEOUL BRANCH

By:


BAYERISCHE LANDESBANK GIROZENTRALE, TOKYO BRANCH

By:


DRESDNER BANK AG HONG KONG BRANCH

By:


IBJ ASIA LIMITED

By:

THE LONG-TERM CREDIT BANK OF JAPAN, LIMITED, HONG KONG BRANCH

By:


THE SUMITOMO TRUST & BANKING CO., LTD., HONG KONG BRANCH

By:


UNION BANK OF SWITZERLAND

By:


WESTLB ASIA PACIFIC LIMITED

By:


TRANCHE A BANKS

THE KOREA DEVELOPMENT BANK, TOKYO BRANCH

By:


CHO HUNG BANK, LONDON BRANCH

By:


ABN AMRO INTERNATIONAL FINANCIAL SERVICES COMPANY

By:


THE COMMERCIAL BANK OF KOREA, LTD., CHICAGO BRANCH

By:


TRANCHE B BANK

CHO HUNG BANK, LONDON BRANCH

By:

AGENT

CHO HUNG BANK, LONDON BRANCH

By: